BOX TECHNOLOGY LICENSE AGREEMENT


        BOX TECHNOLOGY LICENSE AGREEMENT (the "Agreement") dated as of February, 1998, by and between FRESH AIR SOLUTIONS, L.P., a limited partnership duly organized and existing under the laws of the Commonwealth of Pennsylvania ("Box"), and Engelhard Hexcore, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware ("Wheel"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Master Agreement among ICC Technologies, Inc., ICC Desiccant Technologies, Inc., Engelhard Corporation, Engelhard DT, Inc. and Engelhard/ICC.

                              W I T N E S S E T H :

        WHEREAS, Box is the owner of certain Technology (as hereinafter defined) and has the right to grant licenses for the use of such Technology; and

        WHEREAS, Wheel desires to acquire from Box, and Box is willing to grant to Wheel, a fully paid, worldwide, nonexclusive, royalty free, perpetual license under the Box Technology (as hereinafter defined) on the terms and conditions herein set forth;


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        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Definitions.

        1.1. "Box Business" shall mean the design, manufacture, assembly, marketing and sale of Climate Control Systems for the cooling, dehumidification, drying, heating, ventilation, and microbe reduction markets.

        1.2. "Box Technology" shall mean (a) all Technology owned as of the date hereof by Box and (b) improvements to the Technology owned by Box conceived by employees or representatives of Box or any Box Affiliate subject to patents and patent applications filed during the twelve-month period after the date hereof other than improvements in such twelve-month period related solely to the Gas Platform (as hereinafter defined) which cannot be used on other (non-gas) platforms.

        1.3. "Climate Control Systems" means all air conditioning or air treatment systems (whether preassembled units or kits that are to be assembled by distributors, licensees, customers or affiliates of Box) that cool, dehumidify, dry, heat and/or filter air; provided, however, that any such system shall only be a "Climate Control System" if it operates, in


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part, by passing air through one or more wheel-shaped rotors, which rotors may or may not be treated with a desiccant material.

        1.4. "Gas Platform" shall mean any Climate Control System that utilizes gas to regenerate the desiccant material that is used to treat a wheel-shaped rotor in a Climate Control System.

        1.5. "Maintenance Costs" shall mean all fees associated with the filing, prosecution and maintenance of the Box patents licensed to Wheel pursuant to this Agreement.

        1.6. "Technology" shall mean all inventions, patents, patent applications, improvements, technical information, trade secrets, prototypes, models, experience, ideas, reports, data, software, engineering drawings, operating manuals, all results from experiments, testing and demonstrations and any other information (whether or not patentable) related thereto.

     2. License.

        2.1. Box hereby grants to Wheel (subject to Section 3.4) a fully paid, worldwide, nonexclusive, royalty free, perpetual license (including the right to sublicense others) to make, have made, use and sell all aspects of the Box Technology; provided, however, that Wheel may only use the Box Technology


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in the Box Business, and businesses ancillary or reasonably related thereto.

        2.2. Wheel specifically recognizes the sole right, title and interest of Box in the Box Technology and the right of Box to control all patent applications, including modifications, involving Box Technology. Wheel specifically disclaims any right, title or interest (except as licensed hereunder) in the Box Technology, and Wheel shall not at any time claim that its use thereof pursuant to this Agreement has created in Wheel any right, title or interest (except as licensed hereunder) therein. Wheel waives and disclaims any title, right or interest (except as contemplated hereby) in the Box Technology which may arise under the law of any country from the permitted use of the Box Technology by Wheel hereunder.

        2.3. Box agrees that at any time on or prior to the Closing (as defined in the Master Agreement) and, unless otherwise agreed, for a period not to exceed 45 days after the Closing, Wheel shall have access to, and shall have the right to make and retain complete copies of all operating manuals, patents, patent applications, reports, software and all other written materials (including without limitation drawings and specifications) relating to all Box Technology (it being understood and agreed that Wheel shall not have any rights


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under this Agreement to the know-how and experience of the employees of Box, for so long as such employees are employees of Box, unless and only to the extent such information is included in a patent, patent application, report, operating manual or similar instrument). It is understood and agreed that persons who are no longer employees of Box shall not in any way be prohibited or restricted from discussing or revealing any know-how, experience or other information to Wheel with respect to Box Technology, and Box hereby releases such persons from any confidentiality or similar agreement that would be inconsistent therewith.

        2.4. Wheel agrees that in using the Box Technology, Wheel shall not represent that it has any title, right or interest (except as licensed hereunder) in the ownership of the Box Technology and the registration thereof.

        2.5. Wheel shall have the right to assign, sublicense, transfer or otherwise encumber the license and rights granted to Wheel hereunder without the prior written consent of Box; provided, however, that all assignments, sublicenses and transfers must be made in connection with or contemplation of sales or potential sales of rotors by Wheel. Wheel shall notify Box in writing upon any assignment, sublicense or transfer


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of the Box Technology and shall provide Box with copies of any third party agreements relating thereto.

        2.6. Wheel acknowledges that, subject to this Agreement, Box may license or grant rights in the Box Technology to any other person or entity.

        2.7. The parties hereto agree that in the event that Wheel files any patent applications involving Technology relating to the Box Business (which is not used or useful in the Wheel Business) within the twelve-month period after the date hereof, they shall enter into a technology license agreement substantially similar to this agreement and pursuant to which Wheel shall grant to Box a fully paid, worldwide, nonexclusive, royalty free, perpetual license (including the right to sublicense) to any such Technology.

     3. Patent Suits and Actions.

        3.1. Each party to this Agreement shall promptly notify the other party of any material infringement of any Patent licensed hereunder and shall provide such other party with any available evidence of such infringement. Box at its cost shall have the right to bring, defend, direct and maintain any suit, action or proceeding involving infringement (an "Infringement Action") of any such Patent. Box shall give Wheel written


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notice of its intention to commence any such Infringement Action and Wheel shall notify Box in writing (the "Participation Option") within ten (10) days of receiving Box's written notice as to whether Wheel wishes to participate in such Infringement Action.

        Regardless of Wheel's election in the Participation Option, if Box finds it necessary to be joined by Wheel in an Infringement Action, Wheel shall execute all papers and perform such other acts as may reasonably be required and may, at its option and cost, be represented by advisory counsel of its choice. Should Box lack standing to bring any Infringement Action, Wheel may agree to do so at the request and cost of Box upon an undertaking by Box to indemnify and hold Wheel harmless (to the extent permissible by law) from all consequent liability.

        3.2. Wheel shall have the right, but not the obligation, to bring and maintain any appropriate Infringement Action in the event that Box declines to do so pursuant to paragraph 3.1 above. If Wheel finds it necessary to be joined by Box in such Infringement Action, Box shall execute all papers and perform such other acts as may be reasonably required and may, at its option and cost, be represented by advisory counsel of its choice. Should Wheel lack standing to bring any such Infringement

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Action then Box shall do so at the request of Wheel upon an undertaking by Wheel to indemnify and hold Box harmless (to the extent permissible by law) from all consequent liability.

        3.3. In any Infringement Action, the party bringing and maintaining such action shall pay all of the expenses (including attorneys' fees) incurred in connection with such action (other than any fees of advisory counsel as contemplated by Section 3.2 above). Any amount received in any such Infringement Action, whether by judgment or settlement, shall, after payment of all reasonable expenses incurred by the party bringing and maintaining such action, in connection with such Infringement Action, be paid to or retained by the party who brought and maintained such action.

        3.4. It is expressly agreed that Box and Wheel shall each pay one-half of all Maintenance Costs related to the Box Technology licensed hereunder. The failure to pay its portion of Maintenance Costs related to any Box Technology licensed hereunder after 60 days written demand therefor, shall result in the forfeiture by Wheel of the license granted to it hereunder as to such Box Technology. Box shall keep Wheel apprised and give Wheel regular periodic reports with respect to all actions proposed to be taken by Box with respect to Maintenance Costs and related matters, including reasonable advance notice of


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upcoming requirements for the payment of Maintenance Costs. Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) Box from discontinuing the payment of Maintenance Costs for any patent at any time or (ii) Wheel from electing to forfeit the right to license any or all Box Technology at any time.

     4. General Provisions.

        4.1. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

        4.2. Any notice which either party may be required or desires to give to the other party hereunder, except when otherwise provided for, shall be deemed to be duly given: (i) when mailed by registered or certified mail, postage prepaid to the other party at the following addresses or any other address of addressee subsequently designated in writing by the duly authorized representative of the party or (ii) when sent by facsimile to the other party at the following telephone numbers or to any other telephone number subsequently designated in writing by the respective duly authorized representative of the party:

     To Box:                     Fresh Air Solutions, L.P.
                                 330 South Warminster Road
                                 Hatboro, Pennsylvania  19040
                                 Attention:  Chairman


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     To Wheel:                   Engelhard Hexcore, L.P.
                                 3550 N.W. 49th Street
                                 Miami, Florida  33142
                                 Attention:

     With a copy to:             General Counsel at:
                                 101 Wood Avenue
                                 Iselin, New Jersey  08830-0770

        All airmail notices shall be effective and be deemed given five (5) days after posted, and all cable or telex notices when sent and an answerback received except that a notice that would otherwise be effective on a Saturday, a Sunday or a holiday shall be effective at 9:00 a.m. on the next regular business day thereof. The address of any party for any such notice or other communication may be changed by giving notice in writing at any time to the other party to this Agreement.

        4.3. Article headings used herein are inserted for convenience of reference only and shall not affect the interpretation of the respective articles hereof.

        4.4. No waiver by either party hereto at any time of any breach of any of the terms and conditions hereof shall be construed as or constitute a waiver of any subsequent breach, whether of the same or of any other terms and conditions hereof.


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        4.5. This Agreement, together with the Master Agreement and the
Transaction Documents and Related Agreements (each as defined in the Master Agreement), contains the entire understanding between the parties with respect to the within subject matter and shall be controlling to the exclusion of all terms and conditions on any purchase order, acknowledgment form or any other documents which may be issued by the parties hereto on or after the date hereof. This Agreement may not be modified or amended except in a writing signed by the parties hereto. No waiver or indulgence of any breach or default hereunder shall be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

        4.6. This Agreement may be signed in any number of counterparts, each of which for all purposes shall be deemed to be an original and all of which together shall constitute the same Agreement.


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        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

                                            ENGELHARD HEXCORE, L.P.
                                            By its General Partner

                                                ENGELHARD DT, INC.


                                            By:
                                                -------------------------------
                                                Name:
                                                Title:


                                            FRESH AIR SOLUTIONS, L.P.
                                            By its General Partner

                                                ICC DESICCANT TECHNOLOGIES, INC.


                                            By:
                                                -------------------------------
                                                Name:
                                                Title:   (1)              (i)


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